EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and consolidated financial statement schedules of The Allstate Corporation and subsidiaries and the effectiveness of The Allstate Corporation and subsidiaries’ internal control over financial reporting dated February 15, 2019 (May 16, 2019, as to the effects of the retrospective adoption of a change in accounting for recognizing pension and other postretirement benefit plan actuarial gains and losses as discussed in Note 2), appearing in Current Report on Form 8-K of The Allstate Corporation dated May 16, 2019.

/s/ Deloitte & Touche LLP

Chicago, Illinois
May 24, 2019